Exhibit 99.1
February 2008
Dear Shareholder:
We are now halfway through what is considered the normal start-up period for new banks. I am pleased to report we have made substantial progress over the past twelve months on a number of fronts including:
•	the opening of our Bloomfield Township branch (located on Maple Road west of Telegraph)

•	both loans and deposits grew in excess of $25 million, which is more quickly than our peers — see attached comparisons

•	loan quality remains very strong

•	website has been updated to provide easy access to your information. Visit us at www.bankofbirmingham.net

•	now offering free automatic bill pay

•	offer free deposit pick-up for business customers
STOCK PRICE: Michigan bank stocks have been hit hard over the past twelve months due in part to loan problems banks are facing as a result of the downturn in the economy. A sampling of the 2007 performance of some Michigan banks as published in the Detroit News follows.

• Dearborn Bancorp	-59%
• Independent Bank of Michigan	-62%
• Citizens First Bancorp	-61%
• Capitol Bancorp	-57%
• Flagstar Bancorp	-53%
Despite these results the long term investment performance of the banking industry has been very good. The benefit of investing in start-up banks is realized over the long run.
HOW YOU CAN HELP YOUR INVESTMENT: I guarantee you that our service and our rates are better than our big bank competitors. By moving your banking relationship to us, you will help the bank grow and help increase the value of your stock. Every new loan and every new deposit account helps us.
I would be more than happy to answer any questions you have, or help move your banking relationship to us. Please call me any time (248)722-5229.
Sincerely,
/s/Robert E. Farr

12 Month Loan Growth
DECEMBER 2006 - DECEMBER 2007
$000,000
Source: FDIC Quarterly Call Reports
12 Month Core Deposit Growth
DECEMBER 2006 - DECEMBER 2007
$000,000
Source: FDIC Quarterly Call Reports